Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

TO:	Media Contacts
Attn:
FROM:	Tamara Singletary
704-991-1137
DATE:	October 6, 2006

Uwharrie Capital Corp

Declares 3% Stock Dividend

Albemarle, NC — The Board of Directors of Uwharrie Capital Corp, a diversified financial services company, has declared a 3% stock dividend to be paid to shareholders November 14, 2006. Mike Snyder, Board of Directors’ Chairman commented, “The Board of Directors is pleased to make this announcement. Our shareholders continue to show their support by doing business with us and referring their friends. This allows our company to continue creating value and serving our communities well by empowering local people to control their economic destiny.”

Shareholders of Uwharrie Capital Corp as of the record date, October 20, 2006, will receive the dividend. Only whole shares of stock will be issued. Shareholders will receive a new stock certificate by mail, representing the 3% stock dividend shares. If applicable, a check for payment of a fractional share may also be enclosed with the new stock certificate.

P. O. Box 338, Albemarle, NC 28002-0338 Telephone: 704-982-4415 Fax: 704-982-4355

www.UwharrieCapitalCorp.com

News Release – UCC Declares 3% Stock Dividend

October 6, 2006

Shareholders may contact Tamara Singletary or Lisa Hartsell in Investor Relations at 704-982-4415 for further information about the dividend.

Uwharrie Capital Corp, headquartered in Albemarle, NC, is a $365 million multi-bank holding company and parent company of three community banks, Anson Bank & Trust Co. in Anson County, NC, Bank of Stanly in Stanly County, NC, Cabarrus Bank & Trust Company in Cabarrus County, NC; and the financial services division comprised of The Strategic Alliance Corporation, BOS Agency, Inc., and Strategic Investment Advisors, Inc. Additional information about Uwharrie Capital Corp can be found by visiting www.UwharrieCapitalCorp.com.

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